FRANK A. WALTERS

September 30, 2020

Sharing Services Global Corporation
1700 Coit Road
Suite 100
Plano, Texas 75075
Attention: Board of Directors

RE: *Resignation Letter*

Board Members:

The purpose of this letter is to notify you of my resignation from the positions that I hold as: (i) Chief Financial and Accounting Officer of Sharing Services Global Corporation (the "Company") and (ii) Secretary of the Board of Directors of the Company.

I further hereby resign from any and all other positions that I may hold in any subsidiary or subsidiary affiliate of the Company.

Notwithstanding this decision, I want to assure the Board of my continued commitment to the success of the Company and as a courtesy intend to represent the positive circumstances under which I tender my resignation as well as offer my leadership, experience, vision on an ongoing basis in honor of that commitment.

This letter is to be deemed effective as of September 30, 2020.

Sincerely Yours,

Frank A. Walters

cc: Cathy McCain, General Counsel